								   Exhibit 99


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


			 OHIO CASUALTY CORPORATION
		   REPORTS SECOND QUARTER 2002 EARNINGS


FAIRFIELD, Ohio, July 30, 2002 --- Ohio Casualty Corporation (Nasdaq: OCAS) today announced net income of $13.1 million, or $0.21 per share, for the second quarter ended June 30, 2002. In the same quarter of 2001, the Corporation reported net income of $16.7 million, or $0.28 per share.

After-tax operating income, which differs from net income by the exclusion of realized investment gains (losses), for the second quarter of 2002 was $6.9 million, or $0.11 per share, compared with an operating loss of $10.9 million, or $0.18 per share for the second quarter of 2001. Underwriting actions and improved pricing led to overall improved loss results and operating income.

Excluding the impact of the New Jersey private passenger auto business, which began to be non-renewed in March 2002, after-tax operating income was approximately $10 million, or $0.16 per share. "The New Jersey private passenger auto impact validates our decision to exit the market," said President and Chief Executive Officer Dan Carmichael, CPCU. "The overall results for the quarter are consistent with the operating income targeted results for full year 2002. Better than usual second quarter catastrophe losses offset the poor New Jersey private passenger auto results."

Consolidated after-tax realized investment gains amounted to $6.2 million, or $0.10 per share, for the quarter ended June 30, 2002. For the three months ended June 30, 2001, after-tax realized investment gains were $27.6 million, or $0.46 per share. "Over the past 18 months, the Group has reduced its equity holdings through the sale of equity securities. By the end of June, the Group was very close to its objective of a 50% ratio of equity securities to statutory surplus," commented Chief Financial Officer Donald McKee.

Consolidated before-tax net investment income for the second quarter of 2002 was $50.7 million, or $0.82 per share, compared with $52.1 million, or $0.86 per share, in the second quarter of 2001. Although fixed income assets have increased over the past year, a decline in interest rates on high quality fixed income investments led to the decrease in investment income.

At June 30, 2002, statutory surplus was $763.2 million.

Year-to-date Results
Net income for the six months ended June 30, 2002, totaled $39.9 million, or $0.65 per share, compared with net income of $12.6 million, or $0.21 per share, for the same period of 2001. Year-to-date operating income was $18.9 million, or $0.31 per share, compared with an operating loss of $23.2 million, or $.39 per share, in the same period of 2001. After-tax realized capital gains for the first six months of 2002 were $21.0 million, or $0.34 per share, compared with capital gains of $35.8 million, or $.60 per share, in the same period of 2001. Before-tax net investment income was $101.6 million for the six months ending June 30, 2002, compared with $103.4 million in 2001.

Property-Casualty Operations
The table below summarizes the statutory net premiums written for the business units:


Statutory
Net Premiums Written       Second Quarter     %         YTD June 30       %
($ in millions)            2002     2001     Chg       2002     2001     Chg
--------------------       ----     ----     ---       ----     ----     ---
   Commercial Lines       $206.2   $185.7   11.0      $399.1   $364.1    9.6
   Specialty Lines          45.3     36.9   22.7        84.8     67.0   26.6
   Personal Lines          123.7    166.7  (25.7)      266.3    329.6  (19.2)
			  ------   ------             ------   ------
      All Lines           $375.2   $389.4   (3.6)     $750.1   $760.7   (1.4)

Personal Lines 2002 net premiums written declined as expected, driven by management decisions to cancel unprofitable agents and withdraw from New Jersey private passenger auto and other selected markets. These actions caused a $42.6 million decrease in Personal Lines net premiums written in the second quarter of 2002. The Group's exit from the New Jersey private passenger auto market, which began in March 2002, made up $30.3 million of the decrease.

Renewal price increases had a positive impact on net premiums written. The second quarter 2002 average renewal price increase of 14.5%, including exposure changes, for the commercial lines direct premiums written increased from the 13.9% average renewal price increase in the same period of 2001. The first quarter 2002 average renewal price increase for commercial lines was 14.9%. For commercial umbrella business in the specialty lines business unit, average renewal price increases were 37.7% for the second quarter of 2002, compared with 21.1% for the same quarter in 2001. First quarter 2002 average renewal price increases for commercial umbrella business were 38.4%.

The statutory combined ratio is a commonly used gauge of statutory underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The table below summarizes the statutory combined ratio results by business unit for recent periods:

				Calendar Year        Calendar Year
				Second Quarter    Year-To-Date June 30,
Statutory Combined Ratio        2002      2001       2002      2001
------------------------        ----      ----       ----      ----
   Commercial Lines            105.6%    117.9%     106.9%    120.7%
   Specialty Lines              92.7%     78.1%      88.7%     74.7%
   Personal Lines              117.1%    114.6%     112.0%    114.4%
      All Lines                109.3%    113.0%     107.8%    114.1%

The improvement in the All Lines 2002 statutory combined ratios from the comparable periods of 2001 is attributable to favorable loss results and price increases. Improvement in the Commercial Lines loss ratio was the major driver of the favorable All Lines loss results. The second quarter 2002 calendar year Commercial Lines loss ratio improved 9.9 points compared with the same period of 2001. The Personal Lines results were negatively impacted by poor results in the New Jersey private passenger auto market. Poor New Jersey private passenger auto results added 6.6 points to the second quarter 2002 countrywide Personal Lines loss ratio and 2.9 points to the second quarter 2002 countrywide All Lines loss ratio. In 2001, the New Jersey private passenger auto results lowered the second quarter Personal Lines loss ratio by 0.9 points while adding 0.3 points to the All Lines loss ratio.

The statutory loss and loss adjustment expense ratios were impacted negatively in 2002 for adjustments to the provision for prior years' business, primarily for workers' compensation and general liability. In total, this adverse development for prior years' losses and loss adjustment expenses added 1.8 points to the statutory combined ratio.

The statutory loss adjustment expense ratio for the second quarter of 2002 was 14.7%, 3.1 points higher than the second quarter 2001 loss adjustment expense ratio of 11.6%. The increase is partially the result of expenditures made to implement loss cost savings initiatives in order to improve loss results while providing superior claims service to policyholders. A portion of the increase is also due to increased estimates of legal costs on claims from prior years.

Catastrophe losses in the second quarter of 2002 were $10.3 million, a decrease of $8.6 million from the same period of 2001. Catastrophe losses added 2.8 points to the statutory combined ratio in the second quarter of 2002. In the second quarter of 2001, catastrophes added 5.0 points to the combined ratio. Historically, the Group has incurred higher catastrophe losses in the second and third quarters than in the first and fourth quarters as indicated by the chart below. The chart shows a 7-year historical catastrophe impact on the loss ratio and earnings per share:

7-Year Historical Catastrophe Impact on the Loss Ratio and Earnings Per Share (All lines of Business)

Loss Ratio Point Impact             Q1      Q2      Q3      Q4      Annual
-----------------------            ----    ----    ----    ----     ------
1995 - 2001 Historical Average     1.9     5.4     3.4     1.2       3.0
2002 Actual                        0.9     2.8

<CAPTION
Earnings Per Share Impact           Q1      Q2      Q3      Q4      Avg Qtr
-------------------------          ----    ----    ----    ----     -------
1995 - 2001 Historical Average    $0.09   $0.28   $0.18   $0.06      $0.15
2002 Actual                       $0.05   $0.17

The second quarter 2002 statutory underwriting expense as a percent of net premiums written was 33.2%, compared with 31.3% in the comparable quarter of 2001. The exit from the New Jersey private passenger auto market, which had relatively low commissions and low variable processing costs, has caused an expected increase to the underwriting expense ratio. The elimination of ceding commissions received on umbrella premiums ceded to reinsurers, as previously announced in the February 5, 2002 Corporate Strategic Plan update, also contributed to the increase in the underwriting expense ratio. A decrease in policyholder dividends positively impacted the second quarter 2001 underwriting expense ratio. These factors were the primary reasons for the increase in underwriting expense ratio between quarters.

As of June 30, 2002, the employee count declined to 3,127, compared with 3,459 at June 30, 2001, and 3,365 at December 31, 2001.

Assets, Investments and Shareholders' Equity
Consolidated corporate assets were $4.59 billion on June 30, 2002, compared with $4.52 billion at December 31, 2001. Investments in securities were $3.01 billion at cost, with an estimated fair market value of $3.38 billion at June 30, 2002, compared with $2.89 billion at cost, with an estimated fair market value of $3.32 billion at December 31, 2001. Shareholders' equity was $1.10 billion at June 30, 2002, compared with $1.08 billion at December 31, 2001. Book value per share at June 30, 2002 was $18.12, compared with $17.97 at December 31, 2001.

Conference Call
The Corporation will conduct a conference call to discuss information included in this news release and related matters at 1:30 p.m. EST on Tuesday, July 30, 2002. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download and install any necessary audio software. There is no charge to access the call.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 37th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2001). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.59 billion as of June 30, 2002.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties which may cause actual results to differ materially from those contained in or supported by the forward looking statements in this report. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.


			      (Table Follows)

OHIO CASUALTY CORPORATION
EARNINGS FOR THE SECOND QUARTER OF 2002
(in thousands)
(2002 Data Unaudited)

					 Three Months Ended
					       June 30
					  2002          2001
				     --------------------------
Premiums and finance charges earned   $  364,708    $  376,575

Investment income less expenses,
   before tax                         $   50,700    $   52,120

Investment gain (loss) realized,
   before tax                         $    9,491    $   42,419

Total Revenues                        $  424,899    $  471,114

Operating income (loss), after tax    $    6,895    $  (10,922)
   Per share                          $     0.11    $    (0.18)

Investment gain (loss) realized,
   after tax                          $    6,169    $   27,573
      Per share                       $     0.10    $     0.46

Net income (loss), after tax          $   13,064    $   16,651
   Per share                          $     0.21    $     0.28

Average shares outstanding - Diluted      61,496        60,089

Statutory property and casualty:
   Premium written                    $  375,246    $  389,383
   Combined ratio                          109.3%        113.0%

					  Six Months Ended
					       June 30
					  2002          2001
				     --------------------------
Premiums and finance charges earned   $  725,715    $  760,070

Investment income less expenses,
   before tax                         $  101,602    $  103,400

Investment gain (loss) realized,
   before tax                         $   32,322    $   55,032

Total Revenues                        $  859,639    $  918,502

Operating income (loss), after tax    $   18,928    $  (23,216)
   Per share                          $     0.31    $    (0.39)

Investment gain (loss) realized,
   after tax                          $   21,009    $   35,772
      Per share                       $     0.34    $     0.60

Net income (loss), after tax          $   39,937    $   12,556
   Per share                          $     0.65    $     0.21

Average shares outstanding                61,287        60,080

Statutory property and casualty:
   Premium written                    $  750,147    $  760,732
   Combined ratio                          107.8%        114.1%


Supplemental Information as of June 30

Total assets                          $4,644,243    $4,506,289
   Investments in securities          $3,384,805    $3,227,816
   Agent relationships asset          $  227,888    $  250,283

Total liabilities                     $3,545,820    $3,420,138
   Loss & loss adj expense reserves   $2,246,124    $1,973,969
   Notes payable                      $  198,902    $  210,487

Total shareholders' equity            $1,098,423    $1,086,151

Number of common shares outstanding       60,610        60,073

Statutory policyholders' surplus      $  763,235    $  793,680


For more information and financial supplements, visit our home page at www.ocas.com